SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11c or Rule 14a-12

Human Genome Sciences, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

EXPLANATORY NOTE

The following letter to stockholders was included in the company’s annual report to stockholders that was distributed on or about March 30, 2012.

Cautionary Statement Regarding Forward-Looking Statements

This report includes statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include those regarding our expectations for BENLYSTA and raxibacumab, among others. These forward-looking statements are based on our current intentions, beliefs and expectations regarding future events. We cannot guarantee that any forward-looking statement will be accurate. Investors should realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could differ materially from our expectations. Investors are, therefore, cautioned not to place undue reliance on any forward-looking statement. Any forward-looking statement speaks only as of the date of this announcement, and, except as required by law, we do not undertake to update any forward-looking statement to reflect new information, events or circumstances.

Some important factors that could cause our actual results to differ from our expectations in these forward-looking statements include: our lack of commercial experience and dependence on the sales growth of BENLYSTA; any failure to commercialize BENLYSTA successfully; the occurrence of adverse safety events with our products; changes in the availability of reimbursement for BENLYSTA; the inherent uncertainty of the timing, success of, and expense associated with, research, development, regulatory approval and commercialization of our pipeline products and new indications for existing products; substantial competition in our industry, including from branded and generic products; the highly regulated nature of our business; uncertainty regarding our intellectual property rights and those of others; the ability to manufacture at appropriate scale, and in compliance with regulatory requirements, to meet market demand for our products; our substantial indebtedness and lease obligations; our dependence on collaborations over which we may not always have full control; foreign exchange rate valuations and fluctuations; the impact of our acquisitions and strategic transactions; changes in the health care industry in the U.S. and other countries, including government laws and regulations relating to sales and promotion, reimbursement and pricing generally; significant litigation adverse to the Company, including product liability and patent infringement claims; our ability to attract and retain key personnel; and increased scrutiny of the health care industry by government agencies and state attorneys general resulting in investigations and prosecutions.

The foregoing list sets forth many, but not all, of the factors that could cause actual results to differ from our expectations in any forward-looking statement. Investors should consider this cautionary statement, as well as the risk factors identified in our periodic reports filed with the SEC, when evaluating our forward-looking statements.

TO OUR SHAREHOLDERS:

2011 was a year of important progress for Human Genome Sciences. In the United States, the FDA approved BENLYSTA® for systemic lupus erythematosus (SLE) in March and by the end of March the first SLE patients received BENLYSTA treatment for their disease. In Europe, we and our partner GlaxoSmithKline received approval for BENLYSTA in July. And, as we moved through the second half of 2011, we launched BENLYSTA in Canada, Germany, Spain and a number of other European countries.

We believe BENLYSTA is on its way to playing a major role in improving the standard of care for SLE patients. The approval and launch of BENLYSTA also bring us closer to our long-standing goal of achieving profitability and sustained growth into the future.

BENLYSTA Commercialization Progress

In the United States, BENLYSTA was on the market for three full quarters in 2011, and we saw steady quarter-to-quarter progress with BENLYSTA sales throughout the year.

The majority of rheumatologists who have initiated BENLYSTA treatment are in trial mode, prescribing it to a few appropriate patients to gain experience before expanding adoption. Our job is to educate and encourage physicians to try BENLYSTA in a few patients. We believe this will lead to broader adoption.

A growing body of evidence from our market research indicates that BENLYSTA is making a difference for SLE patients. These data suggest that most patients on BENLYSTA are experiencing improvement, and that the rheumatologists who have the most experience with BENLYSTA are the ones most impressed with the efficacy of BENLYSTA. Although these findings come from a market research study and not from the clinical data underlying our label, they nonetheless point to the potential of BENLYSTA for SLE.

Achieving the Full Potential of BENLYSTA

In December 2011, we initiated the dosing of SLE patients in BLISS-SC, a Phase 3 trial of the subcutaneous formulation of BENLYSTA. Assuming that this trial is successful and regulatory authorities agree, the subcutaneous formulation would make it possible for patients to self-administer BENLYSTA by injection once a week. In May 2011, GSK initiated dosing in a Phase 3 trial of BENLYSTA in East Asia, which will enroll patients in China, Japan and South Korea.

2            HUMAN GENOME SCIENCES ANNUAL REPORT 2011

WE BELIEVE BENLYSTA® IS ON ITS WAY TO PLAYING A MAJOR ROLE IN IMPROVING THE STANDARD OF CARE FOR SLE PATIENTS.

We and GSK believe BENLYSTA also has broad potential beyond its initial market entry in SLE. We are committed to achieving the full therapeutic and commercial potential of BENLYSTA by developing it for other B-cell mediated diseases where patients need new treatment options and where strong evidence supports BENLYSTA’s therapeutic and commercial potential.

In the second half of 2012, we expect to initiate two Phase 3 trials of BENLYSTA in potential new indications, one in vasculitis and the other in active lupus nephritis. In addition, a number of small proof-of-concept studies are already ongoing in Sjogren’s syndrome, Waldenstrom’s disease and others.

We are also in discussions with the FDA regarding the timing and design of additional studies for which we have made Phase 4 commitments.

Building Our Pipeline

We continue to build strength in our product pipeline. In November 2011, GSK announced topline results of the first of eight Phase 3 trials to evaluate the long-term efficacy, safety and tolerability of albiglutide in patients with type 2 diabetes mellitus. GSK’s conclusion after review of the topline results is that the data support continued progress toward registration as a possible once-weekly treatment for type 2 diabetes. GSK expects initial results from the remaining albiglutide studies over the course of the next few months and plans to provide an update on albiglutide once a more complete view of the data is available in mid-2012. Albiglutide was created by HGS using our proprietary albumin-fusion technology, and we licensed the product to GSK in 2004. We are entitled to fees and milestone payments that could amount to as much as $183 million—including $33 million received to date—in addition to single-digit royalties on worldwide sales if albiglutide is commercialized.

GSK’s Phase 3 program for darapladib also continues to progress. Two pivotal Phase 3 trials are evaluating whether darapladib can reduce the risk of adverse cardiovascular events such as heart attack or stroke in patients with chronic coronary heart disease (CHD) and acute coronary syndrome (ACS). In October 2011, GSK completed the enrollment of over 13,000 patients into the study in patients who have suffered an ACS event. The other study is evaluating darapladib in about 15,800 patients with CHD. Darapladib was

HUMAN GENOME SCIENCES ANNUAL REPORT 2011            3

PRODUCT PIPELINE

discovered by GSK based on HGS technology. HGS will receive 10% royalties on worldwide sales if darapladib is commercialized, and has a 20% co-promotion option in North America and Europe.

In March 2011, HGS and FivePrime Therapeutics announced a collaboration to develop and commercialize HGS1036 (formerly FP-1039) for multiple cancers. HGS1036 is a first-in-class biologic discovered by FivePrime that targets multiple fibroblast growth factor (FGF) ligands. A Phase 1 study was completed in 2011, which showed that HGS1036 was safe and well tolerated. In 2012, HGS plans to initiate Phase 1b trials of HGS1036 in combination with chemotherapy. Under the terms of the agreement, HGS has rights to develop and commercialize HGS1036 in the United States, Canada and Europe.

A randomized Phase 2 trial is currently evaluating mapatumumab in combination with Nexavar (sorafenib) for the treatment of advanced hepatocellular cancer. Mapatumumab is our human monoclonal antibody to TRAIL receptor 1. We expect to complete enrollment of this study in 2012.

Raxibacumab

We continue to deliver raxibacumab to the U.S. Strategic National Stockpile for emergency use in treating inhalation anthrax. In July 2009, the U.S. Government exercised its option to purchase 45,000 additional doses of raxibacumab, with delivery to be completed over a three-year period. HGS expects to receive approximately $142 million from this second award as deliveries are completed, including approximately $52.5 million

4            HUMAN GENOME SCIENCES ANNUAL REPORT 2011

WE AND GSK BELIEVE BENLYSTA HAS BROAD POTENTIAL BEYOND ITS INITIAL MARKET ENTRY IN SLE.

recognized in 2011. We also continue to work closely with FDA to achieve licensure of raxibacumab, and we are entitled to receive $20 million under our contract with the U.S. Government upon FDA licensure.

Improving Efficiency Across the Company

While we continue to invest in the progress of BENLYSTA and building our pipeline, we are also focused on achieving greater operating efficiency across HGS. In early January 2012, we eliminated approximately 150 positions and reduced spending to reflect current program and business requirements and the termination of two earlier-stage R&D programs. Positions were affected across the company, including manufacturing, R&D and administration. No positions were eliminated that are critical to the progress of BENLYSTA.

Leadership Team

We are pleased to welcome Craig C. Parker to our senior leadership team as Senior Vice President, Strategy and Corporate Development. Craig brings more than 20 years of experience to HGS, with a track record of accomplishment in planning, strategic analysis and business development. We are also honored to welcome Dr. Allan Baxter, former GSK Senior Vice President of Medicines Development, to our Board of Directors. Allan has had a long and distinguished career in drug discovery and development, and we look forward to benefiting from his experience and insight.

In 2012, we expect to continue the progress of BENLYSTA commercialization both here and in Europe. Our cash position remains strong and we remain committed to achieving profitability in 2014 and sustained growth into the future.

We thank you for your continued support.

H. Thomas Watkins

President and Chief Executive Officer

Argeris (Jerry) N. Karabelas, Ph.D.

Chairman of the Board

HUMAN GENOME SCIENCES ANNUAL REPORT 2011            5